Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553 www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES ACQUIRES HOTEL PALOMAR, WASHINGTON, DC

BETHESDA, MD, March 9, 2012 — LaSalle Hotel Properties (NYSE: LHO) today announced the acquisition of Hotel Palomar, Washington, DC for $143.8 million in an off-market transaction. The 335-room urban, full service hotel is located near Dupont Circle at 2121 P Street, NW. As disclosed in its fourth quarter 2011 earnings release, the Company sold common shares through its ATM program during January and February, 2012, resulting in proceeds of $46.6 million. The purchase of Hotel Palomar, Washington, DC was funded with the $46.6 million in proceeds from the ATM program and borrowings from the Company’s senior unsecured credit facility.

Hotel Palomar, Washington, DC is located just one block from Dupont Circle and Embassy Row. The property is within walking distance of the West End and numerous offices near Farragut Square and Connecticut Avenue. Also within walking distance, are George Washington University, Georgetown University and the high-end shopping and dining offerings of the Georgetown neighborhood. As such, Hotel Palomar attracts demand from various sources, including corporate, legal and leisure as well as business from the nearby universities and embassies. The asset is located just around the corner from the Company’s Hotel Madera and a few blocks from Topaz Hotel. The property will continue to be managed by the Kimpton Hotel and Restaurant Group, LLC.

“We are very excited about the acquisition of Hotel Palomar, Washington, DC,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “We are very familiar with the excellent location of this asset through our ownership of several other hotels in the neighborhood. The hotel is in great physical condition and offers several attractive amenities. With the acquisition of this hotel, Kimpton now manages 10 of our assets and we are excited to build upon this relationship.”

Hotel Palomar, Washington, DC features 335 guestrooms with an average size of 436 square feet. The guestrooms include 26 suites, which average more than 600 square feet. The property’s flexible meeting and function space totals 11,000 square feet. The hotel’s restaurant, Urbana Restaurant and Wine Bar, seats 173 and is open for breakfast, lunch and dinner seven days a week. The adjoining Chef’s Table is a private dining space for up to 12 guests. Additionally, the hotel offers a heated outdoor pool and sundeck, a 24-hour fitness center and a business center.

The building was originally constructed in 1962. In 2006, the seller (a Kimpton-sponsored discretionary equity fund) invested $38.0 million in renovations and opened the hotel as the repositioned Hotel Palomar, Washington, DC.

Revised 2012 Outlook

The Company is updating its 2012 outlook to include the acquisition of Hotel Palomar, Washington, DC. The revised outlook assumes no additional acquisitions or equity issuance for the remainder of 2012. The Company’s revised financial expectations for 2012 are as follows:

	Previous		Revised
	Low-end	High-end	Low-end	High-end
	($’s in millions except per share/unit data)		($’s in millions except per share/unit data)
Adjusted EBITDA	$250.0	$263.0	$259.6	$272.6

Adjusted FFO	$164.0	$175.0	$170.7	$181.7

Adjusted FFO per diluted share/unit	$1.92	$2.05	$2.00	$2.12

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 38 upscale full-service hotels, totaling over 10,100 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group and Highgate Holdings.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Bruce Riggins or Kenneth Fuller, LaSalle Hotel Properties – (301) 941-1500

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www.lasallehotels.com.